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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Feinberg              Stephen

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   (Last)               (First)                 (Middle)

    c/o Cerberus Partners, L.P.
    950 Third Avenue, 20th Floor

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                                    (Street)
    New York,             NY                   10022

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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   3/7/96

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   LogiMetrics, Inc. (LOGIA)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [X]** 10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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


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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

12% Convertible Senior   Immed.   due 12/31/98    Common Stock             **            *              I            By Partnership
Subordinated Debenture
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Series C Warrant         Immed.   3/7/2003        Common Stock             **            $.01 per       I            By Partnership
                                                                                         share*
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
Explanation of Responses: The reported securities are included within 30 LogiMetrics, Inc. Units purchased by Cerberus Partners, L.P. for $50,000 per Unit. Each Unit consists of (i) a 12% Convertible Senior Subordinated Debenture convertible into 84,746 shares of LogiMetrics, Inc. common stock and (ii) a Series of LogiMetrics, Inc. common stock.

** Cerberus Partners, L.P. owns the 30 LogiMetrics, Inc. Units referred to above; the reporting person's interest is limited to the extent of his partnership interest in Cerberus Partners, L.P.



       /s/ Stephen Feinberg                              3/18/96
---------------------------------------------            ----------------------
      **Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.